As filed with the Securities and Exchange Commission on September 10, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SINOVAC BIOTECH LTD.

(Exact name of registrant as specified in its charter)

Antigua, West Indies (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification No.)

No. 39 Shangdi Xi Road,

Haidian District, Beijing 100085

People’s Republic of China

Tel: +86-10-6296-3661

(Address of Principal Executive Offices and Zip Code)

Stock Option Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(Name and address of agent for service)

(212) 750-6474

(Telephone number, including area code, of agent for service)

Copies to:

David T. Zhang

Eugene Y. Lee

Latham & Watkins

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong S.A.R., China

(852) 2522-7886

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, $0.001 par value per share	4,500 shares	$3.36	(3)	$15,120
Common Shares, $0.001 par value per share	88,000 shares	$2.40	(3)	$211,200
Common Shares, $0.001 par value per share	150,000 shares	$3.20	(3)	$480,000
Common Shares, $0.001 par value per share	100,000 shares	$2.64	(3)	$264,000
Common Shares, $0.001 par value per share	15,000 shares	$2.69	(3)	$40,350
Common Shares, $0.001 par value per share	1,708,500 shares	$1.60	(3)	$2,733,600
Common Shares, $0.001 par value per share	696,500 shares	$9.29	(4)	$6,470,485
Total (5)	2,762,500 shares			$10,214,755	$570

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement includes an indeterminate number of additional shares that may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Stock Option Plan (the “Plan”).
(2)	These shares are offered under awards (including share options) granted or to be granted under the Plan. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee.
(3)	These shares are the subject of outstanding options granted under the Plan, and the proposed maximum offering price per share represents the exercise price of these options.
(4)	These shares are reserved for future award grants under the Plan, and the proposed maximum offer price per share represents the average of the high and low prices for the Registrant’s shares, as quoted on the NYSE Amex on September 4, 2009.
(5)	Any common shares covered by an award granted under the Plan (or portion of an award) that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of common shares that may be issued under the Plan. Common shares that actually have been issued under the Plan pursuant to an award shall not be returned to the Plan and will not become available for future issuance under the Plan, except that if unvested common shares are forfeited or repurchased by the Registrant at their original issue price, such common shares shall become available for future grant under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS

ITEM 1.	PLAN INFORMATION*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Sinovac Biotech Ltd. (the “Registrant”) are incorporated by reference herein:

(a) The Registrant’s annual report on Form 20-F and the amendment thereto filed with the Commission on May 1, 2009 and August 20, 2009, respectively;

(b) The Registrant’s reports of foreign private issuer on Form 6-K furnished to the Commission on January 8, 2009, March 6, 2009, March 12, 2009, May 6, 2009 and August 27, 2009; and

(c) The description of common shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-32371) filed with the Commission on December 7, 2004, including any amendment and report subsequently filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Antigua and Barbuda law does not limit the extent to which a company’s articles of incorporation or by-laws may provide for indemnification of officers and directors, except to the extent any such provision may be held by

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

the Antigua and Barbuda courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of incorporation require us to indemnify, to the full extent permitted by law, our officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from negligence or illegal action of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

We have obtained directors and officers insurance providing indemnification for our directors for certain liabilities.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

See the attached index to exhibits.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 10, 2009.

SINOVAC BIOTECH LTD.

By:	/s/ Weidong Yin
Name:	Weidong Yin
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Weidong Yin as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on September 10, 2009.

Signature	Title

/s/ Weidong Yin Weidong Yin	Chairman, President, Chief Executive Officer, Secretary and Director (principal executive officer)

/s/ Jinling Qin Jinling Qin	Acting Chief Financial Officer (principal financial and accounting officer)

/s/ Xianping Wang Xianping Wang	Director

/s/ Simon Anderson Simon Anderson	Director

/s/ Yuk Lam Lo Yuk Lam Lo	Director

/s/ Chup Hung Mok Chup Hung Mok	Director

/s/ Jasmine Marrero Jasmine Marrero	Authorized U.S. Representative
Manager Law Debenture and Corporate Services Inc.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Articles of Incorporation and By-laws of the Registrant, as last amended on March 21, 2006 (incorporated by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F (file no. 001-32371) filed with the Commission on July 14, 2006)

5.1	Opinion of Rhudd & Associates regarding the validity of the common shares

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Rhudd & Associates (included in opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on signature pages)

99.1	Stock Option Plan adopted on November 1, 2003 (incorporated by reference to Exhibit 4.4 to the Registrant’s annual report on Form 20-F (file no. 001-32371) filed with the Commission on July 14, 2006)